Exhibit 99.2

4WARD RESOURCES, INC.

UNAUDITED FINANCIAL STATEMENTS

FOR THREE MONTHS ENDED OCTOBER 31, 2016 AND 2015

4WARD RESOURCES, INC.
INDEX TO UNAUDITED FINANCIAL STATEMENTS
OCTOBER 31, 2016

Page

Balance Sheets - October 31, 2016 (Unaudited) and July 31. 2016	2

Statements of Operations - For the Three Months Ended October 31, 2016 and 2015 (Unaudited)	3

Statements of Cash Flows - For the Three Months Ended October 31, 2016 and 2015 (Unaudited)	4

Notes to the Financial Statements (Unaudited)	5

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4WARD RESOURCES, INC.
Balance Sheets

	October 31, 2016	July 31, 2016
	(Unaudited)

ASSETS

Current Assets
Cash and Cash Equivalents	$15,971	$76,165
Loans Receivable - Officer	22,409	-
Salary Advances	30,000	20,000
Prepaid Expenses	11,237	2,859
Total Current Assets	79,617	99,024

Property and Equipment, Net of $395 and $132 Accumulated
Depreciation, Respectively
Depreciation
Furniture and Fixtures	3,803	4,007
Office Equipment	1,950	2,055
Computers and Related Equipment	1,625	1,712
US Project Development Costs	22,908	22,332
MX Project Development Costs	77,636	56,113
Total Property and Equipment	107,922	86,219

Other Assets
Rental Security Deposit	6,920	6,920
Total Other Assets	6,920	6,920

Total Assets	$194,459	$192,163

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities
Loan Payable - Related Party	$135,000	$50,000
Accounts Payable	30,015	75,030
Accrued Expenses Payable	540,370	371,616
Total Current Liabilities	705,385	496,646

Long-Term Liabilities	-	-

Total Liabilities	705,385	496,646

Stockholders' Equity (Deficit)
Common Stock , $30 stated value, 10,000 shares
authorized, 4681.74 and 120.90 shares issued
and outstanding, respectively	144,079	144,079
Accumulated Deficit	(654,994)	(448,551)
Accumulated Other Comprehensive Loss	(11)	(11)
Total Stockholders' (Deficit)	(510,926)	(304,483)

Total Liabilities and Stockholders' (Deficit)	$194,459	$192,163

See notes to the unaudited financial statements

2

4WARD RESOURCES, INC.
Statements of Operations
(Unaudited)
	Three Months Ended
	October 31,
	2016	2015

Revenues	$-	$-
Cost of Goods Sold	-	-
Gross Profit	-	-

Operating Expenses
General and Administrative	190,926	78,271
Professional Fees	14,488	-
Total Operating Expenses	205,414	78,271

Loss from Operations	(205,414)	(78,271)

Other Expense
Interest Expense	1,029	-
Total Other Expense	1,029	-

Loss before Income Taxes	(206,443)	(78,271)
Provision for Income Taxes	-	-

Net (Loss)	(206,443)	(78,271)

Other Comprehensive Loss
Foreign Currency Translation Adjustments	-	-
Total Comprehensive Loss	$(206,443)	$(78,271)

See notes to the unaudited financial statements

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4WARD RESOURCES, INC.
Statements of Cash Flows
(Unaudited)

	Three Months Ended
	October 31,
	2016	2015
Cash Flows Provided By (Used) In Operating Activities:
Net (Loss)	$(206,443)	$(78,271)

Adjustments to Reconcile Net Income to Net Cash
Provided By (Used) in Operating Activities:
Depreciation	396	-
Changes in
Salary Advances	(10,000)	-
Prepaid Expenses	(8,378)	-
Accounts Payable	(45,015)	-
Accrued Expenses	15,004	-
Accrued Salaries - Related Parties	153,750	67,500

Net Cash (Used) in Operating Activities	(100,686)	(10,771)

Cash Flows Provided By (Used) In Investing Activities:
Loans Receivable - Officer	(22,409)	-
Project Development Costs	(22,099)	-

Net Cash (Used) in Investing Activities	(44,508)	-

Cash Flows Provided By (Used) In Financing Activities:
Proceeds from Loan - Related Party	85,000	-
Proceeds from Sale of Stock	-	10,771

Net Cash Provided By Financing Activities	85,000	10,771

Net (Decrease) in Cash	(60,194)	-

Cash at Beginning of Period	76,165	-

Cash at End of Period	$15,971	$-

Supplemental Disclosures of Cash Flow Information

Cash Payments for Interest	$1,029	$-

Cash Payments for Income Taxes	$-	$-

See notes to the unaudited financial statements

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4WARD RESOURCES, INC.
Notes to the Unaudited Financial Statements
October 31, 2016

NOTE 1- ORGANIZATION AND DESCRIPTION OF BUSINESS

4Ward Resources, Inc. (the "Company") is a Texas corporation incorporated on June 24, 2015. It is based in San Antonio, TX, USA, and the Company's fiscal year end is July 31.

The Company intends to develop an integrated natural gas project that includes stand-alone storage capacity in Mexico of 52 BCF (Billion Cubic Feet) in Phase 1 with eventual capacity of 786 BCF. This integrated pipeline and storage project is planned to be able to store gas for any entity making it an Open Access pipeline facility. The new transmission pipelines are expected to provide an additional 800/mm cf/day of natural gas into Mexico from the United States. Operating revenues will include natural gas transmission and storage fees.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") of the United States.

In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading. The results of operations for such interim periods are not necessarily indicative of operations for a full year. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the accompanying 8-K.

NOTE 3- GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a net loss of $206,443 and had net cash used in operations of $100,686 for the quarter ended October 31, 2016 and had an accumulated deficit and working capital deficit of $654,994 and $625,768 at that date. The Company has not established an ongoing source of revenues sufficient to cover its operating cost, and requires additional capital to commence its operating plan. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about its ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan to obtain such resources for the Company include: sales of equity instruments; traditional financing, such as loans; and obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations. However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

The CEO of the Company was advanced $22,409 during the three months ending October 31, 2016. As of October 31, 2016, the CEO was due $371,250 representing accrued unpaid salary earned from June 24, 2015 until October 31, 2016. Also, a Company owned by the spouse of the CEO provided a loan of $85,000 to 4Ward Resources, Inc. during the quarter. This additional loan increased the total loan amount to $135,000.

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